EXHIBIT A-2
                                      FORM OF
                                   BY-LAW NO. 1

                  A BY-LAW RELATING GENERALLY TO THE TRANSACTION
                          OF THE BUSINESS AND AFFAIRS OF
                     EUA COGENEX-CANADA ENERGY SERVICES, INC.


BE IT ENACTED as a by-law of the Corporation as follows:

ARTICLE 1.  DEFINITIONS.

          In this by-law and in all other by-laws of the Corporation unless the context otherwise requires:

          (a) "Act" means the Canada Business Corporations Act, R.S.C. 1985, C-44 and any statute that may be substituted therefor, as from time to time amended, and a reference to a particular provision or part of the Act shall be deemed to be a reference to such provision or part as the same may thereafter from time to time be amended or supplemented;

          (b) "Board" means the board of directors of the Corporation;

          (c)  "Corporation" means EUA Cogenex-Canada Energy
Services, Inc.;

          (d)  "Chairperson" means the Chairperson of the Board;
and

terms not otherwise defined in this Article 1 shall have the respective meaning ascribed thereto in the Act.

ARTICLE 2.  BOARD.

          Subject to the Articles of Incorporation, the directors may by resolution fix or change the number of directors on the Board.

ARTICLE 3.  MEETINGS OF THE SHAREHOLDERS.

          (a) PROCEDURE. The chairperson of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: Chairperson, President or a Vice-President. If no such officer be present within fifteen minutes after the time fixed for holding the meeting, the persons present and entitled to vote thereat shall choose one of their number to be chairperson. The Secretary of the Corporation shall be secretary of any meeting of shareholders, but if the Secretary is not present, the chairperson of the meeting shall appoint some person who need not be a shareholder to act as secretary of the meeting. One or more scrutineers, who need not be shareholders, may be appointed by the chairperson of the meeting.

          (b) QUORUM, VOTING AND ADJOURNMENTS. Two or more individuals present, each of whom is entitled to vote at a meeting of shareholders either personally or as the proxy of the shareholders or as the individual authorized by a body corporate or association that is a shareholder entitled to vote thereat, and representing either in their own right or by proxy or as an individual so authorized more than fifty percent in number of the outstanding registered shares of the Corporation carrying voting rights at such meeting shall constitute a quorum.

          If at any such meeting a quorum is not present within thirty minutes after the time appointed for the meeting, then the meeting shall be adjourned to a date which is not less than seven days later. At such adjourned meeting, the holders of shares carrying voting rights who are present or represented shall constitute a quorum thereat and may transact the business for which the meeting was originally called notwithstanding that such quorum is not present throughout the meeting.

          The chairperson of any meeting of the shareholders may with the consent of the meeting adjourn the same from time to time to a fixed time and place.

          If the Corporation has only one shareholder, or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting.

          (c) RIGHT TO VOTE. Upon a vote by a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is required or demanded, a declaration by the chairperson of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the questions, and the result of the vote so taken shall be the decision of the shareholders upon the question.

          Any shareholder or proxyholder entitled to vote at the meeting may demand a ballot which shall be taken in such manner as the chairperson shall direct. A demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles of Incorporation, and the result of the ballot so taken shall be the decision of the shareholders upon the question.


          (d) ADDRESSES OF SHAREHOLDERS. Every shareholder shall furnish to the Corporation an address to or at which all notices and documents intended for the shareholder shall be sent. If no address appears in the records of the Corporation, such notice or document may be sent to such address as may be considered by the Secretary of the Corporation to be the most likely to result in the notice or document reaching the shareholder.

          (e) NOTICES. In addition to the methods of giving notice permitted by the Act, notice of meetings of shareholders may also be given to persons entitled thereto by facsimile. Any such notice shall be deemed to be received by the person to whom it is sent at the time it would be delivered in the ordinary course unless there are reasonable grounds for believing that such person did not receive the notice at that time or at all.

ARTICLE 4.  MEETINGS OF DIRECTORS.

          (a) PLACE, TIME AND NOTICE. Immediately after the annual meeting of shareholders in each year, a meeting of such of the newly elected director as is then present may be held, without notice, for the transaction of such business as may come before the meeting.

          Subject to the foregoing and to the provisions of any resolution of the Board, meetings of the Board may be called at any time by the Chairperson, the President or any two directors and notice of the time and place for holding any meeting of the Board shall be given at least forty-eight hours prior to the time fixed for the meeting. Any meeting so called may be held at the registered office of the Corporation or such other place which shall have been fixed by the Board.

          In any case when it is considered by either the Chairperson or the President in their discretion to be a matter of urgency that a directors' meeting be convened, he or she may give notice of a meeting of directors by facsimile or telephone not less than twenty-four hours before such meeting is to be held and such notice shall be adequate for the meeting so convened.

          In addition to the methods of giving notice permitted by the Act, notice may also be given to directors by facsimile. Any such notice shall be deemed to be received by a director at the time it would be delivered in the ordinary course unless there are reasonable grounds for believing that the director did not receive the notice at that time or at all.

          (b) QUORUM. The quorum for the transaction of business at any meeting of the Board shall consist of a majority of directors of the Board.

          (c) CHAIRPERSON. The chairperson of any meeting of the Board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: Chairperson, President or a Vice-President. If all such officers are absent or unable or refuse or fail to act, the directors present may choose a chairperson from among their number. The chairperson at any meeting may vote as a director.

          (d) VOTES TO GOVERN. At all meetings of the Board every question shall be decided by a majority of the votes cast on the question.

ARTICLE 5.  PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

          (a) LIMITATION OF LIABILITY. Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or on which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

          (b) INDEMNITY. Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation of such body corporate, if

           (i) he acted honestly and in good faith with a view to the best interests of the Corporation; and


          (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

          The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

          (c) INSURANCE. Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of any person referred to in section 4(b) against any liability incurred by him in his capacity as a director or officer of the Corporation or of another body corporate where he acts or acted in that capacity at the Corporation's request.

ARTICLE 6.  FINANCIAL YEAR

          The financial year of the Corporation shall end on December 31st of each year.

          RESOLVED THAT the foregoing is adopted as a by-law of the Corporation.

          The foregoing resolution is consented to by the sole director of the Corporation pursuant to the Canada Business
Corporations Act as evidenced by his signature hereto.


          Dated as of the ___ day of _____________, 1997.



                              ___________________________________
                              J. Thomas Brett